EXHIBIT 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Megan Meloni Investor Relations (650) 631-2847
CATALYTICA ENERGY SYSTEMS CLOSES MERGER TRANSACTION;
RENEGY HOLDINGS, INC. (NASDAQ: RNGY) TO COMMENCE TRADING TODAY
     TEMPE, Ariz. (October 1, 2007) — Catalytica Energy Systems, Inc. (formerly NASDAQ: CESI) announced today the completion of its merger transaction with the renewable energy divisions of NZ Legacy, LLC. The combined companies now operate under the name Renegy Holdings, Inc. (Renegy). Renegy common stock is scheduled to commence trading today on the NASDAQ Capital Market under the ticker symbol RNGY.
     Under the terms of the Contribution and Merger Agreement, outstanding shares of Catalytica Energy Systems common stock at 12:01 a.m. Eastern Time on October 1, 2007 have been converted into the right to receive new shares of Renegy common stock at the exchange ratio of one share of Renegy common stock for every seven shares of Catalytica Energy Systems common stock held at the effective time of the merger. In light of the exchange ratio and the issuance of new shares of Renegy common stock to the Robert M. Worsley and Christi M. Worsley Revocable Trust, Renegy will commence trading today with approximately 6.4 million shares of common stock outstanding.
     Shares of Renegy common stock issued to stockholders of Catalytica Energy Systems at the effective time of the merger will be freely transferable upon initiation of trading today. Shares of Catalytica Energy Systems common stock held by beneficial owners at the effective time of the merger are being electronically converted by the Depository Trust Company to reflect the new ownership of Renegy common stock. Registered holders of Catalytica Energy Systems common stock will receive written instructions from the Company’s transfer agent Mellon Investor Services LLC for the surrender of their stock certificates in exchange for new stock certificates associated with the common stock of Renegy Holdings, Inc.
     Bob Worsley, chairman and CEO of Renegy, stated “We are pleased with the strong stockholder support we received for the merger transaction with approximately 74% of the total votes cast, and the overwhelming majority of stockholders, in favor of the business combination. The closing of this transaction paves the way for us to execute a rapid growth strategy towards our goal of becoming the leading biomass energy provider in North America and a premiere provider of cost-effective emissions compliance solutions for the coal-fired power industry. I am delighted to have the opportunity to take the helm of a vibrant new company that is poised to capitalize on the large and growing clean energy market, and look forward to a successful integration of our businesses over the coming months.”
About Renegy
     Renegy, based in Tempe, Arizona, is a green energy company focused on acquiring, developing and operating renewable energy facilities and providing emissions compliance solutions for the coal-fired power generation industry. We seek to rapidly grow our renewable energy assets with the goal of becoming the leading independent power producer (IPP) of biomass energy in North America. Our first project is Snowflake White Mountain Power (SWMP), a 24 megawatt (MW) biomass facility under construction near Snowflake, Arizona. This facility is scheduled to begin supplying electrical power to Arizona’s two leading utility companies in the first half of 2008, and serves as a solid foundation for our growth. We also offer a variety of services for coal-fired power plants that use selective catalytic reduction (SCR) systems to reduce nitrogen oxides (NOx) emissions. These services are offered through our SCR-Tech subsidiary (www.SCR-Tech.com), and include SCR catalyst management, cleaning and regeneration, as well as consulting services to help power plant operators optimize efficiency and reduce overall NOx compliance costs. Find Renegy on the Worldwide Web at www.Renegy.com.
     This news release contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created therein. These statements include, but are not limited to, the Company’s ability to achieve successful integration of Catalytica Energy Systems’ business with the renewable energy businesses of NZ Legacy and to execute a rapid growth strategy; the prospects for achieving our goal of becoming the leading biomass energy provider in North America and a premiere provider of cost-effective emissions compliance solutions for the coal-fired power industry; our ability to capitalize on the large and growing clean energy market; and the prospects and timing associated with completion of construction and commissioning of the SWMP biomass power plant and its ability to begin producing electrical power in the first half of 2008. These risks and uncertainties include, among others, delays in the completion and commissioning of the SWMP plant; diversion of management’s attention away from other business concerns; the assumption of any undisclosed or other liabilities in connection with the transaction; the risks associated with the development, generally, of Renegy’s overall strategic objectives; the existence of unanticipated technical, commercial or other setbacks related to the Renegy’s products and services, including construction delays and the ability of the Company to secure adequate fuel for the biomass plant; changes in the environmental requirements relating to certain emissions; and the other risks set forth in the Company’s Registration Statement on Form S-4 relating to the merger transaction, filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances occurring after the date of this release.
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